EXHIBIT 99.04
                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)

                                             3 Months Ended September                 Year-to-Date September
                                        ---------------------------------       -----------------------------------
                                         2006         2005         Change         2006            2005       Change
                                         ----         ----         ------         ----            ----       ------
Income Account-
Retail Revenue                          $3,853       $3,672         $181        $ 9,295         $ 8,496       $799
Wholesale Revenue                          506          506            -          1,361           1,238        123
Other Electric Revenues                    120          111            9            347             322         25
Non-regulated Operating Revenues            70           69            1            201             209         (8)
                                        ------       ------         ----        -------         -------       ----
Total Revenues                           4,549        4,358          191         11,204          10,265        939
                                        ------       ------         ----        -------         -------       ----
Fuel and Purchased Power                 1,865        1,756          109          4,464           3,835        629
Non-fuel O & M                             840          848           (8)         2,547           2,491         56
Depreciation and Amortization              300          298            2            897             876         21
Taxes Other Than Income Taxes              187          179            8            541             505         36
                                        ------       ------         ----        -------         -------       ----
Total Operating Expenses                 3,192        3,081          111          8,449           7,707        742
                                        ------       ------         ----        -------         -------       ----
Operating Income                         1,357        1,277           80          2,755           2,558        197
Other Income, net                           11            7            4             26              26          -
Interest Charges and Dividends             225          202           23            660             573         87
Income Taxes                               405          351           54            735             574        161
Discontinued Operations, net of tax          -           (9)           9             (1)             (5)         4
                                        ------       ------         ----        -------         -------       ----
NET INCOME (See Notes)                  $  738       $  722         $ 16        $ 1,385         $ 1,432       $(47)
                                        ======       ======         ====        =======         =======       ====



Notes
-----
- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-Q.